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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*

                                 ROO GROUP INC.
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                                (NAME OF ISSUER)


                   COMMON STOCK, $0.0001 PAR VALUE PER SHARE**
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                         (TITLE OF CLASS OF SECURITIES)


                                    776349201
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                                 (CUSIP NUMBER)


                                NOVEMBER 15, 2006
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             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


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CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[X]     RULE 13d-1(b)

[_]     RULE 13d-1(c)

[_]     RULE 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

**As some of the securities beneficially owned by the Reporting Person reflects warrants of the Issuer convertible into shares of common stock of the Issuer, the figures in this statement are reflected on an "as-converted" basis.

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                                Page 1 of 5 Pages

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CUSIP NO. 776349201                     13G                    PAGE 2 OF 5 PAGES
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  1   NAME OF REPORTING PERSON:
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):


      Ashford Capital Partners LP
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  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]
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  3   SEC USE ONLY

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  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
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                            5   SOLE VOTING POWER

                                2,012,821 shares
       NUMBER OF          ----- ------------------------------------------------
         SHARES             6   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0 shares
          EACH            ----- ------------------------------------------------
       REPORTING            7   SOLE DISPOSITIVE POWER
         PERSON
          WITH                  2,012,821 shares
                          ----- ------------------------------------------------
                            8   SHARED DISPOSITIVE POWER

                                0 shares
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  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,012,821 shares*

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 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [_]


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 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      7.61%**
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 12   TYPE OF REPORTING PERSON

      IA
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*Includes warrants exercisable into 464,497 shares of common stock of the Issuer.

**Based on 26,439,310 shares of common stock of the Issuer outstanding (on an as-converted basis) as of September 30, 2006 and assumes the exercise of warrants exercisable into 464,497 shares of common stock of the Issuer.

                                Page 2 of 5 pages

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CUSIP NO. 776349201                     13G                    PAGE 3 OF 5 PAGES
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ITEM 1.

         (a)      Name of Issuer:

                  Roo Group, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  228 East 45th Street, 8th Floor
                  New York City, NY  10017

ITEM 2.

         (a)      Name of Person Filing:

                  Ashford Capital Partners LP

         (b)      Address of Principal Business Office or, if none, Residence:

                  P.O. Box 4172, Wilmington, DE 19807

         (c)      Citizenship: A Delaware Corporation

         (d) Title of Class of Securities: Common Stock, $0.0001 Par Value Per Share


         (e)      CUSIP Number: 776349201

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         (a) |_|  Broker or dealer registered under section 15 of the Act
         (b) |_|  Bank as defined in section 3(a)(6) of the Act
         (c) |_|  Insurance company as defined in section 3(a)(19) of the Act
         (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940
         (e) |X|  An investment adviser in accordance with ss.240.13d-1(b)(1(ii)
                  (E)
         (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F)
         (g) |_| A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G)
         (h) |_| A savings association as defined in section 3(b) of the Federal Deposit Insurance Act
         (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
         (j) |_|  Group, in accordance with ss.240.13d-1(b)-1(ii)(J)

ITEM 4.  OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

             (a)   Amount Beneficially Owned:  2,012,821 shares


             (b)   Percent of Class: 7.61%

                   The foregoing percentage is calculated based on 26,439,310 shares of common stock of the Issuer reported to be outstanding (on an as-converted basis) as of September 30, 2006 in the Issuer's Quarterly Report filed on Form 10-Q.

             (c)   Number of shares as to which such person has:

                   (i)    Sole power to vote or to direct the vote:
                          2,012,821 shares

                                Page 3 of 5 pages

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CUSIP NO. 776349201                     13G                    PAGE 4 OF 5 PAGES
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                   (ii)   Shared power to vote or to direct the vote: 0 shares

                   (iii)  Sole power to dispose or to direct the disposition of:
                          2,012,821 shares

                   (iv) Shared power to dispose or to direct the disposition of: 0 shares

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|. N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A

ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                Page 4 of 5 pages

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CUSIP NO. 776349201                     13G                    PAGE 5 OF 5 PAGES
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                                    SIGNATURE
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     After reasonable inquiry and to the best of its knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   January 22, 2007

ASHFORD CAPITAL PARTNERS LP

By:  Ashcap Corp., its General Partner

By:     /s/  Theodore H. Ashford
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        Theodore H. Ashford, President



























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